WGNB Corp. Year-to-Date ‘07 Earnings Per Share
Increased 11.2% Over Year-to-Date ‘06

CARROLLTON, Ga.—(BUSINESS WIRE)—July 9, 2007—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, now known as First National Bank of Georgia, announced its 2007 second quarter earnings of $2,253,635, or $0.45 per diluted share, compared to its 2006 second quarter earnings of $1,991,177, or $0.33 per diluted share, an increase of $262,458, or 13.2 percent. Comparing the six month period ended June 30, 2007 to the six month period ended June 30, 2006 net income was $4,234,025, or $0.84 per diluted share for 2007 and $3,806,293, or $0.76 per diluted share for 2006, which amounted to an increase of $427,746, or 11.2 percent.

“We are enthused to maintain double-digit earnings growth once again, while continuing to keep an eye on credit quality,” said H. B. “Rocky” Lipham, III, President and Chief Executive Officer of WGNB Corp.  “In 2006, we experienced earnings growth of 16.7%, but as net earnings rise, it is harder to maintain earnings growth at that pace. We anticipate good earnings growth for 2007; however, with the slowing of the real estate market, we, like all banks, could have potential loan loss exposure. Although non-performing assets have increased, no major credit problems have arisen at this time that would cause us to further increase our loan loss reserves.”

“On June 29, 2007, we closed on our acquisition of First Haralson Corporation, effective July 1, 2007,” added Lipham. “We will be converting all customers to one system and will begin operating as First National Bank of Georgia on Monday, July 16, 2007.”

Total assets have grown by $70 million, or 12.7 percent, total loans have grown by $64 million, or 14.2 percent, and total deposits have grown by $68 million, or 15.3 percent, since the end of the second quarter of 2006. Total assets for the Company now stand at $623 million as of the end of the second quarter. Post merger total assets are approximately $850 million.

WGNB Corp. was recently named to “The Georgia 100 Best of Business” by the Atlanta Journal Constitution for the sixth consecutive year. The Company is ranked Number 41 overall, based on five weighted variables: annual revenue, year-over-year revenue change, return on equity, annual percent change in profit margin for fiscal 2006 and total return on investment for 2006 calendar year. WGNB Corp. received additional categorical ratings including: 49th for total return, 42nd for return on equity and 65th for net income.

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ capital market under the ticker, “WGNB”.  West Georgia National Bank, which changed its name to First National Bank of Georgia, has fifteen full-service locations in Bowdon, Bremen, Buchanan, Carrollton, Douglasville, Tallapoosa, Temple and Villa Rica. Post merger total assets are approximately $850 million.

For more information about the Company, visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

	June 30, 2007	June 30, 2006
For the Year-to-Date	(unaudited)	(unaudited)
Total interest income	$24,216	$19,691
Total interest expense	11,345	8,476
Net interest income	12,871	11,215
Provision for loan loss	750	715
Net interest income after provision	12,121	10,500
Total other income	3,532	2,931
Total other expense	9,415	7,941
Earnings before income taxes	6,238	5,490
Income taxes	2,004	1,685
Net earnings	4,234	3,806
Per Share Data:
Net earnings	0.85	0.76
Diluted net earnings	0.84	0.76
Cash dividends declared year to date	0.40	0.35
Book Value	10.85	9.87
At Period End:
Total loans	515,161	450,959
Earning assets	591,243	519,681
Assets	622,798	552,764
Deposits	510,492	442,658
Stockholders’ equity	54,274	49,339
Weighted average shares outstanding	5,002,545	4,995,872
Weighted average diluted shares outstanding	5,042,834	5,016,080
Key Performance Ratios Year to Date:
Return on average assets	1.40%	1.41%
Return on average equity	15.67%	15.49%
Net interest margin, tax equivalent	4.78%	4.51%
Dividend payout ratio	52.35%	45.61%
Overhead ratio	57.35%	55.49%
Asset Quality Ratios:
Non-performing assets/loans & OREO	1.27%	0.55%
Loan loss reserve/total loans	1.24%	1.13%
Loan loss reserve/non-performing assets	96.83%	206.72%
Loan loss reserve/total capital	11.74%	10.37%
Capital Ratios:
Tier 1 capital/total average assets	9.59%	9.48%
Risk based capital ratio	10.42%	10.55%

Contact:                 WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com